EXECUTION COPY

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the "Agreement") dated November 1, 2017 (the "Effective Date") by and between DynCorp International, LLC (the "Company") and Gregory S. Nixon (the "Executive," and the Company and the Executive (each a "Party" and together, the "Parties"). All terms not otherwise defined will have the meaning ascribed to them in Section 9 of the Agreement.
1.    Employment and Acceptance.
The Company shall employ the Executive, and the Executive shall accept such employment, subject to the terms of this Agreement. The Agreement shall be binding on the Parties as of the date hereof.
2.    Term of Employment.
The Executive shall be employed with the Company on the terms and conditions of this Agreement. The term of the Executive's employment shall commence on the Effective Date and shall continue until terminated in accordance with Section 5 hereof. The Executive shall be an at-will employee and either Party may terminate the Executive's employment under this Agreement in accordance with the provisions of Section 5 below. The Term shall end on the effective date of any termination of the Executive's employment pursuant to Section 5 hereof (the "Termination Date"). The period from the Effective Date through the Termination Date shall hereinafter be referred to as the "Term."
3.Duties.
3.1    Title. During the Term, Company shall employ the Executive to render exclusive and full-time services to the Company and the Executive shall serve as Senior Vice President, Chief Administrative Officer, Chief Legal Officer and Corporate Secretary (the "Position") and shall report to the Chief Executive Officer of the Company and/or the Company's Board of Directors (the "Board").
3.2    Duties. The Executive shall perform such duties and responsibilities for the Company as may be reasonably assigned to the Executive commensurate with the Position by the Chief Executive Officer of the Company and/or the Board. The Executive shall devote the Executive's full business time, attention, skill and energy to the business and affairs of the Company, and use the Executive's best efforts and abilities to advance the interests of the Company. Notwithstanding the foregoing, the Executive may (i) serve as an officer or director or otherwise participate in civic, charitable, religious and similar types of activities and (ii) with the prior consent of the Board, serve as a director or consultant of any business organization; provided that, such activities do not interfere with the performance of, or give rise to a conflict of interest with respect to, the Executive's duties hereunder or constitute a breach of Section 6 of this Agreement. For the avoidance of doubt, the Board hereby approves the Executive's service for Affiliates. To the extent permitted by Section 6 of this Agreement, this Section 3.2 will not be construed so as to prevent the Executive from investing or managing his assets and those of his family, in such form or manner as will not require any substantial services on the part of the

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Executive or in the operation of the affairs of the companies or businesses in which such investments are made.
4.Compensation and Benefits. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:
4.1    Base Salary. The Company shall pay the Executive an annual base salary of One Million Seven Hundred Thousand Dollars ($1,700,000) (the "Base Salary"), in accordance with the standard payroll practices of the Company.
4.2Incentive Awards. Subject to the terms and conditions of the Dyncorp Management LLC Amended and Restated Class B Interests Plan and award agreement dated October 13, 2017, the Executive is being awarded 22,500 Class B Interests as of the Effective Date in Dyncorp Management LLC having a "Class B Floor" (as defined in the Amended and Restated Limited Liability Company Agreement of Dyncorp Management LLC) of Thirty-Three Million Dollars ($33,000,000) (the "Equity Award"). The Executive shall be immediately vested in 11,250 Class B Interests upon the grant date and will become vested in the remaining 11,250 Class B Interests on the earlier of (x) February 1, 2018, (y) a Change of Control, or (z) the Company's termination of the Executive's employment with the Company without Cause or the Executive's termination of the Executive's employment with the Company for Good Reason.

4.3	Bonus.
(a)    The Executive shall be paid a sign-on bonus in an amount equal to fifty thousand dollars ($50,000) on the first standard payroll date of the Company following the Effective Date.
(b)    With respect to each fiscal year during the Term, the Executive shall be eligible for an annual bonus (the "Annual Bonus"). With respect to each fiscal year, the target amount of the Annual Bonus shall be Four Hundred Thousand Dollars ($400,000) (the "Target Bonus Amount"), but the actual amount paid shall be reasonably determined by the Board (or a committee thereof) based upon the Company's achievement of annual performance criteria reasonably established by the Board which are applicable to the determination of the annual bonuses of other C-suite executives. The Annual Bonus for a fiscal year shall be paid within two and one-half months following the fiscal year to which the Annual Bonus relates. Except as otherwise provided in Section 5, the Executive must be employed by the Company, and not have given notice of resignation, as of the last day of the fiscal year to which the Annual Bonus relates.
4.4    Participation in Employee Benefit Plans.
(a) The Executive shall be entitled to participate in the Company's Deferred Compensation Plan.
(b) During the Term, the Executive shall be entitled, if and to the extent eligible, to participate in all other benefit plans and all perquisite programs of the Company, including paid time-off, maintained for the benefit of, or made available to, the Company's executives. Subject to the terms of applicable law and any plan, program or arrangement

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documents or agreements, the Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive's consent. During the Term, the Company shall use commercially reasonable best efforts to maintain term life insurance consistent with other senior executives of the Company that provides at least Four Million Five Hundred Thousand Dollars ($4,500,000) in death benefits to the Executive's designated beneficiaries ("Executive Life Insurance").
4.5Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with the Executive's duties under this Agreement in accordance with the policies of the Company as in effect from time to time, subject to the Company's requirements with respect to reporting and documentation of such expenses.
4.6Key-Man Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums and other amounts payable thereon shall be the obligation of the Company. The Executive shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on the Executive by any such documents.
5.    Termination.

5.1	General.
(a)    Except for the Equity Award and any benefits payable in accordance with the terms of the Company's employee benefit plans or programs, and except as otherwise provided in this Section 5 or Section 8, if the Executive's employment with the Company is terminated for any reason, neither the Company nor its subsidiaries or Affiliates shall have any obligations to pay to the Executive any compensation or benefits that would have otherwise been provided pursuant to this Agreement.
(b)    In the event of the termination of the Executive's employment hereunder for any reason, the Executive (or the Executive's estate or representative, as applicable) shall be entitled to receive the following: (i) any earned but unpaid Base Salary through the Termination Date, (ii) any accrued but unpaid paid time off payable in accordance with applicable Company policy, (iii) any reimbursable business expenses incurred, but not yet reimbursed to the Executive through the Termination Date, and (iv) any benefits earned or payable through the Termination Date in accordance with the terms of the Company's employee benefit plans or programs (collectively, the "Accrued Benefits").
(c)    If the Company terminates the Executive's employment with the Company, such termination shall be effective immediately upon written notice of termination to the Executive.
(d)    For the Executive to terminate the Executive's employment with the Company, the Executive shall give the Company at least twenty-one (21) days' prior written

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notice of termination. Upon notice of such termination from the Executive, the Company may (i) require the Executive to continue to perform the Executive's duties hereunder on the Company's behalf during such notice period or (ii) accept the Executive's notice of termination as the Executive's resignation from the Company at any time during such notice period. If the Company at any time during the notice period chooses to accept the Executive's notice of termination as the Executive's resignation from the Company, then the Termination Date shall be the date as of which such resignation is accepted, and the Company will nevertheless be obligated to pay the Executive compensation and benefits for the remainder of such twenty-one (21) day period.
(e)    During any period following the delivery of a notice of termination, the Company, in its sole discretion, may reasonably modify the Executive's authorities, duties and/or Roles during such period without such action constituting a violation of this Agreement or Good Reason. Without limiting the foregoing, the Company may pay to the Executive the portion of the Base Salary and any other compensation to which the Executive would otherwise be entitled to receive during any applicable notice period and immediately terminate the Executive's employment in lieu of thereof.
5.2    Termination for Disability. The Term shall end on the Disability of the Executive and, in such event, the Executive shall be paid (i) the Accrued Benefits, and (ii) subject to, and conditioned upon the Executive's signing the Release, within forty-five (45) days following the Termination Date and the Release becoming irrevocable by its terms, (A) an amount equal to the sum of (x) two (2) years of Base Salary plus (y) two (2) times the Target Bonus Amount (the "Disability Payment"), to be paid as follows: fifty percent (50%) of the Disability Payment shall be paid in a lump sum, and fifty percent (50%) of the Disability Payment, reduced by the amount paid to the Executive under the Company's short and long-term disability plans in connection with the Disability, shall be paid in accordance with the Company's standard payroll practices over a period of twelve (12) months; and (B) the earned but unpaid portion of the Annual Bonus, if any, for any fiscal year ending prior to the fiscal year in which the Termination Date occurs, payable in accordance with Section 4.3(b) (collectively, the Disability Payment, and the amount payable under clause (ii)(B), the "Disability Benefits"). Payment of Disability Benefits shall be paid or commence on the first regular payroll date of the Company that occurs after the Release becomes irrevocable by its terms. In the event that the forty-fifth (45th) day after the Termination Date occurs in the calendar year following the calendar year that includes the Termination Date, no Disability Benefits shall be paid until the first regular payroll date of the calendar year following the year that includes the Termination Date, and any Disability Benefits that would otherwise have been paid prior to such date shall be paid on the later of such first regular payroll date or the first regular payroll date after the Release becomes irrevocable.
5.3    Termination for Death. The Term shall end upon the death of the Executive and in such event, the Executive's estate or representative, as applicable shall be paid (i) the Accrued Benefits; (ii) the earned but unpaid portion of the Annual Bonus, if any, for any fiscal year ending prior to the fiscal year in which the Termination Date occurs, payable in accordance with Section 4.3(b); and (iii) solely to the extent the Executive Life Insurance has not been maintained and in effect through the date of the Executive's death, an amount equal to one (1) year of Base Salary to be paid in accordance with the Company's standard payroll practices over a period of

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twelve (12) months ("Death Benefits"). Payment of Death Benefits shall commence on the first regular payroll date of the Company that occurs after the date of the Executive's death.
5.4Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause upon written notice to the Executive. In the event that the Company terminates Executive's employment for Cause, the Executive shall be entitled only to the Accrued Benefits.

5.5	Termination by the Executive Without Good Reason.
(a)    The Executive may terminate the Executive's employment without Good Reason by giving the Company at least thirty (30) days' written notice. In the event that the Executive terminates the Executive's employment other than for Good Reason, the Executive shall be entitled only to the Accrued Benefits and the Class B Interests that have vested under the Equity Award.
(b)    Notwithstanding Section 5.5(a), the Executive may terminate the Executive's employment upon written notice to the Company without Good Reason at any time during a Change of Control Period, and in the event of such a termination, then, in addition to the Accrued Benefits, (i) the Executive shall become immediately one hundred percent (100%) vested in the Equity Award, if the Executive is not already one hundred percent (100%) vested in the Equity Award, and (ii) subject to, and conditioned upon, the Executive's signing the Release within forty-five (45) days following the Termination Date and the Release becoming irrevocable by its terms, the Executive shall be entitled to the same Severance Benefits provided in Section 5.6(d).
5.6    Termination by the Company without Cause or by the Executive for Good Reason. The Company may terminate the Executive's employment without Cause by giving the Executive written notice. The Executive may terminate the Executive's employment for Good Reason upon written notice to the Company. If the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then in addition to the Accrued Benefits, (i) the Executive shall become immediately one hundred percent (100%) vested in the Equity Award, if the Executive is not already one hundred percent (100%) vested in the Equity Award, and (ii) subject to, and conditioned upon, the Executive's signing the Release within forty-five (45) days following the Termination Date and the Release becoming irrevocable by its terms, the Executive shall be entitled to receive the following payments and benefits ("Severance Benefits"):
(a)    If the Company terminates the Executive's employment without Cause and the Termination Date occurs outside of a Change of Control Period, the Company shall pay the Executive: (i) an amount equal to the sum of two (2) years of (x) Base Salary plus (y) two (2) times the Target Bonus Amount (the "Severance Pay Amount"), to be paid as follows: fifty percent (50%) of the Severance Pay Amount shall be paid in a lump sum, and fifty percent (50%) of the Severance Pay Amount shall be paid in accordance with the Company's standard payroll practices over a period of twelve (12) months; (ii) the earned but unpaid portion of the Annual Bonus, if any, for any fiscal year ending prior to the fiscal year in which the Termination Date occurs, payable in accordance with Section 4.3(b ); and (iii) subject to the Executive's eligibility

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and election of continuation coverage of group health coverage pursuant to COBRA, reimbursement of the cost of continuation coverage of group health coverage pursuant to COBRA for eighteen (18) months; provided, that such reimbursement will cease if (x) if the Executive shall receive coverage under a subsequent employer's group health plan prior to the end of such eighteen (18) month period or (y) it results in the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act or other applicable law (the "COBRA Coverage Reimbursements").
(b)    If the Company terminates the Executive's employment without Cause and the Termination Date occurs within a Change of Control Period, the Company shall pay the Executive: (i) the Severance Pay Amount in a lump sum; (ii) the earned but unpaid portion of the Annual Bonus, if any, for any fiscal year ending prior to the fiscal year in which the Termination Date occurs, payable in accordance with Section 4.3(b ); and (iii) the COBRA Coverage Reimbursements (subject to the same conditions as provided in Section 5.6(a)).
(c)    If the Executive terminates the Executive's employment for Good Reason and the Termination Date occurs outside of the Change of Control Period, the Company shall pay the Executive: (i) the Severance Pay Amount, to be paid as follows: fifty percent (50%) of the Severance Pay Amount shall be paid in a lump sum, and fifty percent (50%) of the Severance Pay Amount shall be paid in accordance with the Company's standard payroll practices over a period of twelve (12) months; (ii) the earned but unpaid portion of the Annual Bonus, if any, for any fiscal year ending prior to the fiscal year in which the Termination Date occurs, payable in accordance with Section 4.3(b ); and (iii) the COBRA Coverage Reimbursements (subject to the same conditions as provided in Section 5.6(a)).
(d)    If the Executive terminates the Executive's employment for Good Reason and the Termination Date occurs within a Change of Control Period, the Company shall pay the Executive: (i) the Severance Pay Amount in a lump sum; (ii) the earned but unpaid portion of the Annual Bonus, if any, for any fiscal year ending prior to the fiscal year in which the Termination Date occurs, payable in accordance with Section 4.3(b ); and (iii) the COBRA Coverage Reimbursements (subject to the same conditions as provided in Section 5.6(a)).
(e)    The Severance Benefits shall be paid or shall commence, as applicable, on the first regular payroll date of the Company that occurs after the Release becomes irrevocable by its terms. In the event that the forty-fifth (45th) day after the Termination Date occurs in the calendar year following the calendar year that includes the Termination Date, any portion of the Severance Benefits that constitutes deferred compensation subject to Code Section 409A shall be paid until the first regular payroll date of the calendar year following the calendar year that includes the Termination Date, and any Severance Benefits that would otherwise have been paid prior to such date shall be paid on the later of such first regular payroll date or the first regular payroll date after the Release becomes irrevocable.
(f)In the event of any conflict between (i) the provisions of Section 5.6(a) or (c) and (ii) the provisions of Section 5.6(b) or (d), which arises because of a termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason during a Change of Control Period, the provisions of Section 5.6(b) and (d), and not Section 5.6(a) or (c), shall govern.

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5.7Removal from any Boards and Positions. Upon the termination of the Executive's employment for any reason, the Executive shall be deemed to immediately resign from all of the following to the extent applicable: (i) from the Board and any other boards of directors or managers of any subsidiary of the Company or any other board to which the Executive has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.
5.8No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
6.Restrictions and Obligations of the Executive.
6.1    Acknowledgement. The Executive agrees and acknowledges that in order to protect and preserve the Company's value and goodwill, it is necessary that the Executive undertake not to use, in a manner that would cause harm to the Company or any of its subsidiaries, any Confidential Information (as defined below) or any special knowledge of the Company and its subsidiaries relating to any business conducted by the Company or any of its parents or subsidiaries, or any business of which the Executive knows the Company or any of its parents or subsidiaries has specific plans to engage in (collectively, the "Business") and the relationships between the Company, its subsidiaries and their respective vendors, suppliers, customers, clients, employees, agents, consultants, independent contractors, landlords and strategic partners, all of which the Executive will gain access to through employment with the Company. In furtherance of the foregoing, the Executive further acknowledges and agrees to the following:
(a)    the Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties (as defined below);
(b)    the Business is highly competitive and the services performed and to be performed by the Executive for the Company are unique in nature;
(c)    the Executive occupies and will occupy a position of trust and confidence with the Company and has and will have Confidential Information and the Company's relationships with its vendors, suppliers, customers, clients, employees, agents, consultants, independent contractors, landlords and strategic partners;
(d)    the agreements and covenants contained in this Section 6 are essential to protect the Protected Parties and the goodwill of the Business and are being entered into in consideration for the various rights being granted to the Executive under this Agreement;
(e)    the Company could be irreparably damaged if the Executive were to provide services to any Person in violation of the provisions of this Agreement; and
(f)    the Business is global in nature, and therefore, the scope and duration of the covenants set forth in this Section 6, and the application and enforceability of such covenants

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globally, are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances.
6.2    Confidentiality. (a) During the Term, the Executive will have access to certain Sensitive Information, trade secrets and confidential information relating to the Company and its subsidiaries (the "Protected Parties") which are not readily available from sources outside the Company. The confidential and proprietary information and Intellectual Property of the Protected Parties includes, but is not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, models, their marketing programs, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans and target their potential customers. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and databases, identifying, establishing and maintaining business opportunities and all confidential and proprietary information and Intellectual information described above (hereinafter collectively, along with Sensitive Information, referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form could irreparably harm the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive's employment by the Company. The Executive shall not, during the period the Executive is employed by the Company or at any time thereafter, disclose any Confidential' Information, directly or indirectly, to any Person for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive's employment with, and in the good faith judgment of the Executive for the benefit of, the Protected Parties, (ii) in the pursuit or defense of claims by or against the Company or its subsidiaries, but then only to the extent necessary to pursue such claims, and only after seeking to have any Sensitive Information be filed under seal, (iii) when required to do so by a court of law, by any governmental or regulatory agency or body, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose, or make accessible such information, provided that the Executive shall, to the extent permitted by applicable law or rules, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with attempts by the Company to obtain a protective order or similar treatment (at the Company's sole expense), (iv) as to such Confidential Information that becomes generally known to the public or trade without the Executive's violation of this Section 6.2(a), or (v) to the Executive's spouse and, to the extent reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning, the Executive's attorney and/or personal tax and financial advisors (each an "Exempt Person"); provided that, any disclosure or misuse of Confidential Information by any Exempt Person shall be deemed a breach of this Section 6.2(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. For purposes of this Section 6.2(), "Sensitive Information" means (i) any Trade Secret that is Material to the Company or any of its subsidiaries or the disclosure of which could be Materially adverse to the Company and (ii) any information or materials that the

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Company or any of its subsidiaries is required by applicable law to protect against unauthorized disclosure. "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; provided, that for the avoidance of doubt, any matters that are the subject of a dispute between the Executive and the Company or its subsidiaries (and any facts relevant to such matters) shall not be considered a Trade Secret.
(b)    All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating to the Business, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company.
(c)    The Executive hereby agrees that any and all Intellectual Property that has been or is developed, generated or produced by the Executive, solely or jointly with others, at any time during the Term, shall be the exclusive property of the Company, subject to the obligations of this Section 6 with respect to Confidential Information, and the Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, or any other rights with respect thereto. The Executive hereby assigns to the Company all right, title and interest to the Intellectual Property. The Executive shall execute all papers, and otherwise provide assistance, at the Company's request and expense, during or after the Term, to enable the Company or its nominees to obtain patents, copyrights and other appropriate legal protection for any Intellectual Property in any country. This Section 6.2 does not apply to any invention of the Executive, unless the invention (a) relates to (i) the Business or (ii) the actual or demonstrably anticipated research or development of the Company or any of its Affiliates or (b) results from any work performed by the Executive for or on behalf of the Company or any of its Affiliates.
6.3    Cooperation. During the Term and, upon advance written notice to the Executive from the Company's Board, after the Term, the Executive shall reasonably cooperate with the Company, at the Company's expense, with respect to any claim, dispute, investigation or inquiry by any Person (other than the Executive), or by any governmental or regulatory agency or body, that relates to the Company or its subsidiaries' operations during the Term (the "Requested Cooperation"); provided, that such Requested Cooperation shall not unreasonably interfere with the Executive's employment or business affairs. In addition to any rights of indemnification that the Executive may have, the Company agrees that it shall reimburse the Executive, within forty-five (45) days of receiving written receipts or invoices, for the actual reasonable expenses the Executive incurs in providing such Requested Cooperation, including (a) reasonable attorney's fees and costs for legal counsel of the Executive's choosing and (b) the Executive's reasonable travel expenses.
6.4 Non-Solicitation or Hire. During the Term and the period commencing on the Termination Date and ending on the two (2) year anniversary of the Termination Date, within the United States and anywhere outside of the United States, the Executive shall not (a) directly or

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indirectly knowingly solicit, attempt to solicit, engage or induce (i) any Person who is a client or customer of the Company or its subsidiaries, Cerberus Operations and Advisory Company, LLC ("COAC"), or Cerberus Capital Management, L.P. ("CCP"), who was a client or customer of the Company or its subsidiaries at any time during the twelve (12) month period ending on the Termination Date or who was a prospective client or customer that has been identified and targeted by the Company or its subsidiaries immediately prior to the Termination Date, for the purpose of marketing, selling or directly providing to any such Person any services or products offered by or available from the Company or its subsidiaries, COAC or CCP on the Termination Date, or (ii) any consultant, vendor, distributor or supplier or prospective consultant, vendor, distributor or supplier to the Company or its subsidiaries to directly or indirectly terminate, reduce or alter negatively its relationship with the Company or its subsidiaries, COAC or CCP or interfere with any agreement or contract between the Company or any of its subsidiaries, COAC or CCP and such supplier or (b) knowingly hire or engage any employee of the Company or any of its subsidiaries, COAC or CCP (a "Current Employee") or any person who was an employee of the Company or any of its subsidiaries, COAC or CCP during the twelve (12) month period immediately prior to the Termination Date (a "Former Employee") or directly or indirectly solicit or induce a Current Employee or Former Employee to terminate such employee's employment relationship with the Company or any of its subsidiaries, COAC or CCP in order, in either case, to enter into a similar relationship with the Executive, or any other Person; provided that, the Executive will not be deemed to have violated this Section 6.4 if a client, customer, consultant, vendor, distributor or supplier or prospective client, customer, consultant, vendor, distributor or supplier to the Company or its subsidiaries, or Current Employee or Former Employee, responds directly to a general advertisement or solicitation not specifically targeted at such Person. For the purposes of this Agreement, the terms "customer" and "client", as they apply to the United States federal government and any state or local government, mean the project or program office in the applicable agency(ies)/department(s) for which any of the products or services of the Company or its subsidiaries, COAC or CCP are sold or performed during the twelve (12) months ending on the Termination Date.
6.5    Non-Competition. During the Term and the period commencing on the Termination Date and ending on the two (2) year anniversary of the Termination Date, the Executive shall not, without the Company's prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant, advisor, agent, or in any other capacity, other than on behalf of the Company, directly or indirectly, to organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit the Executive's name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any of the following Persons or their subsidiaries: AECOM; SAIC, Inc.; Leidos Holdings, Inc.; PAE; Engility Holdings, Inc.; Harris Corporation; Jacobs Engineering Group Inc.; CACI International Inc.; ManTech International Corporation; lAP Group; K.BR, Inc.; CH2M Hill Companies Ltd; Fluor; L3 Technologies, Inc.; and Vectrus, Inc. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from performing legal services solely as an attorney or owning, for passive investment purposes not intended to circumvent this Agreement, less than three percent (3%) of the publicly-traded common equity securities of any of the foregoing companies. The Executive agrees and acknowledges that the Executive has the means to support the Executive and the Executive's dependents other than by violating the provisions of this Section 6.5, and the provisions of this Section 6.5 will not impair such ability.

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6.6    Property. The Executive acknowledges that all originals and copies of materials, records, documents or any other Company property generated by the Executive or coming into the Executive's possession during the Executive's employment by the Company are the sole property of the Company ("Company Property"). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer-related information or equipment, or any other item relating to the business of the Company, except in furtherance of the Executive's good faith performance of his duties under this Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all Company equipment in the Executive's possession or control (including, but not limited to computers, telephones, ipads and other hardware) and shall either return or certify that he has taken commercially reasonable measures to destroy all other Company Property located on electronic servers, computer networks or other drives and certify to such destruction.
6.7    Nondisparagement. During the Term and at any time thereafter, (i) the Executive agrees that the Executive will not knowingly, and will not knowingly cause any third party to, publish or communicate to any Person any Disparaging (as defined below) remarks, comments or statements concerning the Company or its subsidiaries, COAC or CCP, or their then current directors or officers, known to the Executive as such, and (ii) the Company agrees to use commercially reasonable efforts to prevent members of the Board and senior management of the Company from knowingly publishing or communicating to any Person, or from knowingly causing any third party to publish or communicate to any Person any Disparaging remarks, comments or statements concerning the Executive. "Disparaging" remarks, comments or statements are those that place the Person being disparaged in a false or negative light or that otherwise impugn the character, honesty, integrity, morality, acumen, abilities, conduct or operations of the Person being disparaged. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization or prevent the Executive from taking good faith actions to enforce this Agreement or to assert other claims against the Company or any other Person that have not been waived pursuant to the Release. This Section 6. 7 may only be enforced against the Executive by the Company, COAC or CCP.
6.8    Judicial Modification. If, at any time, the provisions of this Section 6 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended as to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
6.9    Tolling. The periods during which the covenants set forth in this Section 6 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which the Executive is in violation of any such covenants, to the extent permitted by applicable law.

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6.10    Executive Rights. The Parties agree that nothing contained in this Agreement limits the Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a "Government Agency"). The Executive further understands that this Agreement does not limit the Executive's ability to communicate with any Government Agency, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive's right to receive an award for information provided to any Government Agency. The Executive will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.Remedies; Specific Performance. The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Section 6 can result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Company, any of its subsidiaries, and Cerberus Capital Management, L.P. (each an "Enforcing Person") shall be entitled to seek equitable relief, including specific performance and injunctive relief .as remedies for any such breach or threatened or attempted breach. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Enforcing Person's against him for such breaches or threatened or attempted breaches. In addition, without limiting the Enforcing Person's remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, if the Board determines, in good faith, that the Executive has Materially breached the covenants applicable to the Executive contained in Section 6, the Board shall send written notice to the Executive identifying the act or omission alleged to constitute a Material breach of the covenants in Section 6. Except in the case where the alleged breach is of Section 6.5, such notice shall also provide the Executive (i) with an opportunity to appear at a meeting of the Board (it being agreed that such meeting may be telephonic, in person or otherwise as permitted by law and the governing documents of the Company) with counsel to discuss the circumstances constituting the alleged Material breach and (ii) a period of 15 days following such Board appearance to cure the Material breach, if curable.
In the event that, following the Executive's appearance before the Board, the Board determines that a Material breach of the covenants in Section 6 has occurred, and in the further event that the Board reasonably determines that such breach is not cured, then from and after the end of the cure period, in lieu of continuing to pay to the Executive the payments set forth in Section 5 hereof (other than Accrued Benefits), the Company shall pay such amounts, and any amounts payable in respect of the Equity Award, to an unaffiliated bank, to be held in escrow.
In the event of a final and binding judicial determination that the Executive Materially breached the covenants applicable to the Executive contained in Section 6, the Executive shall forfeit any rights to the amounts held in escrow and shall not be entitled to any further amounts

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payable in respect of the Equity Award or pursuant to Section 5 hereof (other than Accrued Benefits).
In the event of a final and binding judicial determination that the Executive has not Materially breached the covenants applicable to the Executive contained in Section 6, or at such earlier time as the Company and the Executive may agree, any and all amounts in escrow shall be promptly distributed to the Executive, and the Executive shall receive payment of any remaining amounts set forth in Section 5 hereof.
In the event that either Party seeks to enforce any part of this Agreement through a legal proceeding, the non-prevailing party in such proceeding agrees to pay the prevailing party in such proceeding any reasonable costs and attorneys' fees incurred in connection therewith. For purposes of this paragraph, "Material" or "Materially" shall mean a material adverse effect on the Company, its subsidiaries, COAC, or Cerberus Capital Management; provided that, the Parties agree that any breach of Section 6.5 by the Executive shall be treated as Material.
8.Indemnification. During the Term and at all times thereafter, the Company agrees to indemnify, defend and hold the Executive, his heirs and estate harmless from, and to reimburse any of the foregoing within forty-five (45) days, for reasonable legal fees incurred by any of the foregoing in connection with, any and all claims, liabilities, demands, allegations, causes of action, or other threats, related to and in any way arising out of the services provided by the Executive for or on behalf of the Company or any its subsidiaries or for or on behalf of any other Person at the request of the Company, to the fullest extent possible under Section 145 of the Delaware General Corporation Law in effect from time to time, provided, however, that this indemnification shall not apply to acts or omissions that are the result of conduct that would preclude the Executive from receiving indemnification under Section 145 of the Delaware General Corporation Law in effect from time to time. Upon receipt of notice of the assertion of any such claim, liability, demand, allegation, cause of action or other threat, the Company shall pay the Executive the reasonable cost of his defense, and shall be responsible for the full payment of any judgment including damages or penalties, including punitive damages or penalties, that may be assessed or payable as a result of a settlement to which the Company and the Executive consent, including the deductible portion of any loss covered by Director and Officer Liability Insurance, applicable to similarly situated employees. Nothing herein shall limit the rights of the Executive or any other party indemnified under this Section 8 to the protections afforded by the Directors and Officers Liability Insurance, as in effect from time to time, or to such other protections as may be afforded to the Executive and such other parties under the Company's certificate of formation, bylaws or limited liability company agreement or operating agreement or under any other agreement, policy or procedure. The Executive shall be covered under the Company's Directors and Officers Liability Insurance during the Term and thereafter to the same extent and post-employment duration of such coverage provided from time to time to executive officers of the Company. In the event it is ultimately determined that the Executive is not entitled to be indemnified by the Company pursuant to this Section 8, the Executive shall reimburse the Company for such expenses previously paid by the Company on behalf of the Executive pursuant to this Section 8.

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9.Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)    "Affiliate" means mean any Person in control of, controlled by or under common control with, the Company.
(b)"Board" means the Board of Directors of the Company.
(c)"Cause" means, as determined by a majority vote of the Board: (i) willful and continued failure by the Executive to substantially perform his duties with the Company; (ii) willful conduct by the Executive that causes material harm to the Company, its subsidiaries or Affiliates, monetarily or otherwise; (iii) the Executive's felony conviction arising out of, on or off-duty, conduct occurring during his employment; (iv) willful malfeasance or willful misconduct by the Executive in connection with his duties and (v) material intentional breach by the Executive of this Agreement and/or the Company's written policies, which breach, if curable, is not cured within ten (10) days after written notice thereof by the Board.
(d)    "Change of Control" means the first to occur of any of the following events (i) one Person, or more than one Person, who is not an Investor becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding securities of the Company or any of its parent entities, including Defco Holdings, Inc., (ii) a reduction in Investor's beneficial ownership, directly or indirectly, to less than thirty percent (3 0%) of the combined voting power of the then issued and outstanding securities of the Company or any of its parent entities, including Defco Holdings, Inc., or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company or any of its parent entities, including Defco Holdings, Inc., whether by sale of assets, merger or otherwise (determined on a consolidated basis), in a single or related series of transactions, to one Person, or more than one Person, who is not an Investor .
(e)    "Change of Control Period" means the period that begins upon the consummation of a Change of Control, and ends two (2) years after the effective date of the consummation of a Change of Control.
(f)    "Code" means the Internal Revenue Code of 1986, as amended, and the applicable regulations and guidance promulgated thereunder.
(g)    "Disability" means a determination by the Board, in accordance with applicable law, that the Executive is unable to perform the essential functions of the Executive's employment under this Agreement (i) for a period of ninety (90) consecutive days or (ii) for one hundred eighty (180) days in any twelve (12) month period.
(h)    "Dyncorp Equity Plan" means the Dyncorp Management LLC Amended and Restated Class B Interests Plan.
(i)    "Good Reason" means the occurrence of any of the following events, unless such event occurs with the Executive's express prior written consent or occurs in connection with termination of the Executive's employment for Cause or Disability: (i) a reduction in the Executive's then current Base Salary or Target Bonus Amount; (ii) the

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Company's failure to comply with its material obligations under this Agreement; (iii) a relocation of the Executive's principal place of employment to a location more than thirty-five (35) miles from McLean, Virginia; (iv) a substantial diminution of Executive's duties, authority or responsibilities as Senior Vice President, Chief Administrative Officer, Chief Legal Office and Corporate Secretary of the Company; (v) an adverse change to the Executive's title of Senior Vice President, Chief Administrative Officer, Chief Legal Office and Corporate Secretary; or (vi) a change in the Executive's reporting relationship following which the Executive does not report to the Board and/or the Company's Chief Executive Officer; provided that, neither the merger, sale or acquisition of business units, subsidiaries or assets, nor any similar corporate transaction, shall, by itself, constitute a diminution of duties, authority or responsibilities for purposes hereof. Each of the foregoing events will cease to constitute Good Reason unless the Executive gives the Company notice of Executive's intention to resign his position with the Company within sixty (60) days after Executive's knowledge of the occurrence of such event, and the Company fails to cure any condition within thirty (30) days from its receipt of such notice.
(j)    "Intellectual Property" means, collectively with respect to the Company, and its subsidiaries and Affiliates, any patents, patent disclosures, inventions, designs, models, processes, trademarks, trade names, service marks, trade dress, logos, copyrights, works of authorship and mask works (and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing), software (including source and object codes) owned or developed (or being developed), computer programs, computer data bases, written, magnetic and storage media and related documentation and materials, data, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information), unexpired non-governmental accreditations, licenses and permits, franchises, licenses, distribution rights and the like and other proprietary rights used in or relating to the conduct of the Business (in whatever form or medium) and whether or not any of the foregoing is (i) subject to application for protection that has been filed under patent laws or (ii) protected under copyright laws, trade secret laws or any similar laws.
(k)    "Investor" means Cerberus Series Four Holdings LLC and Cerberus Partners II, L.P. and any Person in control of, controlled by or under common control with Cerberus Series Four Holdings LLC and Cerberus Partners II, L.P. and any investment fund that is directly or indirectly managed or advised by Cerberus Capital Management, L.P.
(l)    "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, governmental or regulatory body (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof) or any other entity or organization.
(m)    "Release" means a general release and waiver, substantially in the form attached hereto as Exhibit A, subject to any modifications determined by the Company to be required for conformity with applicable law.

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10.Miscellaneous Provisions.
10.1    Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder by either Party shall, in every case, be in writing and shall be deemed properly served if (a) delivered personally, (b) (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested or (c) delivered by a nationally recognized overnight courier service to the other Party at the following addresses: (i) if to the Executive, to the Executive's home address reflected in Company's records, (ii) if to the Company, at its headquarters office to the attention of the General Counsel and the Company Secretary; and/or (iii) to such other person and address as may hereafter be specified by notice given by either Party to the other Party. Date of service of any such notice shall be (x) the date such notice is personally delivered, (y) four (4) business days after the date of mailing if sent certified or registered mail, and (z) one (1) business day after the date of delivery to the overnight courier service if sent by overnight courier. The Executive shall promptly notify the Company of any change in the Executive's address.
10.2    Entire Agreement. This Agreement, together with the Dyncorp Equity Plan and Equity Award thereunder, contains the entire understanding of the Parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements (including any employment, consulting or similar agreements), understandings or letters of intent with regard to the subject matter contained herein between the Parties hereto.
10.3    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.
10.4Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns. In the case of the Company, the successors and assigns hereunder shall include the successors in interest to the Company whether by purchase, merger, liquidation (including successive mergers or liquidations) or otherwise; provided that, an assignment that occurs after the Termination Date will not expand in any manner the scope of the restrictive covenants set forth in this Agreement. This Agreement and any right or interest hereunder is one of personal service and may not be assigned by the Executive. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the Parties and successors and assigns permitted by this Section 10.4, any right, remedy or claim under or by reason of this Agreement.
10.5Waiver and Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of waiver, signed by the Party waiving compliance. No delay or failure on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right,

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power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
10.6Interpretation. The headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to plans or policies of the Company include only those lawful, written plans or policies that the Company may adopt from time to and deliver to the Executive or post on the Company's or its subsidiaries' websites.
10.7No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or the Company.
10.8    Tax Matters. The Executive acknowledges that no representative or agent of the Company has provided him with any tax advice of any nature, and the Executive has consulted with the Executive's own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.
10.9    Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.
10.10    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such other agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties, except that the failure of any Party to comply with such a request shall not render this Agreement, or any amendments hereto, invalid or unenforceable. No Party hereto or to any such other agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.
10.11    Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Virginia, without regard to its rules of conflicts of law.
10.12    Jurisdiction; Venue; Forum. All actions or proceedings arising in connection with this Agreement or with respect to the Executive's employment hereunder shall be tried and litigated exclusively in the federal or state courts located in the Commonwealth of Virginia;

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provided that, any action to enforce the provisions of Section 6 hereof may be brought in any court with personal jurisdiction over the Executive. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement or with respect to the Executive's employment hereunder in any jurisdiction other than those specified in this Section 10.12. Each Party hereby waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the federal or state courts located in the Commonwealth of Virginia shall have in personam jurisdiction and venue over such Party for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement or with respect to the Executive's employment hereunder. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 10.12 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a Party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.
10.13    WAIVER OF JURY TRIAL. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR WITH RESPECT TO THE EXECUTIVE'S EMPLOYMENT HEREUNDER, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION 10.13 CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
10.14    Section 409A. It is intended that any income or payments to the Executive provided pursuant to this Agreement (any such income or payments being referred to as "Payments") will not be subject to the additional tax and interest (a "Section 409A Tax") under Code Section 409A ("Section 409A"). The provisions of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax; the Company and the Executive agree to amend (including retroactively) this Agreement in order to comply with Section 409A; including amending to facilitate the ability of the Executive to avoid the imposition of, or reduce the amount of, any Section 409A Tax, the Company and the Executive shall reasonably cooperate to provide full effect to this provision; and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by either Party. The Parties agree that neither Party has (a) an obligation to bring any potential Section 409A Tax to the attention of the other Party or (b) any liability for any Section 409A Tax or any other reporting or withholding obligation to the other Party. In no event will Executive be permitted to elect the year of payment with respect to any compensation payable hereunder. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 5 shall be paid or provided only at the time of a termination of the Executive's employment that constitutes a "separation from service" from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1 (h)(1). Further, if the Executive is a "specified employee" as such term is defined under Section 409A, any payments described

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in Section 5 shall be delayed for a period of six (6) months following the Executive's separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A. If the payments are delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period, plus interest credited from the date of the Executive's separation from service to the date of payment at the "applicable federal rate" provided for in Section 7872(1)(2)(A) of the Code in effect as of the date of such separation from service. The right to receive any installment payments under Section 5 of this Agreement shall be treated as a right to receive a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.
10.15    Section 280G.
(a)    If any payment(s) or benefit(s) that the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement, plan, policy or arrangement would (i) constitute a "parachute payment" within the meaning of Code Section 2800 and the applicable regulations, and (ii) but for this Section 10.15 or any reduction provided by reason of Section Code 2800 in any such other agreement, plan, policy or arrangement, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall be entitled to receive either (A) the full amount of the parachute payments, or (B) the maximum amount that may be provided to the Executive without resulting in any portion of such parachute payments being subject to the Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the parachute payments. To the extent any of such payments or benefits are Section 409A deferred compensation, any reduction for purposes of clause (B) shall be made in the following order: (i) cash severance payments that are exempt from Section 409A shall be reduced; (ii) other cash payments and benefits that are exempt from Section 409A, but excluding any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced; (iii) any other payments or benefits, but excluding any payments attributable to an acceleration of vesting and payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced on a pro-rata basis or in such other manner that complies with Section 409A; and (iv) any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A shall be reduced, in each case beginning with payments that would otherwise be made last in time.
(b)    Unless the Company and the Executive otherwise agree in writing, any determination required under Section 10.15(a) shall be made in writing by the Company's

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independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes; provided, however, that the Accountants shall provide the Executive with a draft of such determination and the Executive shall have a reasonable period in which to review and comment upon such draft. For purposes of making the calculations required by Section 10.15(a), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Executives shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under Section 10.15(a). The Company shall bear all costs the Accountants incur in connection with any calculations contemplated by this provision.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above written.

DynCorp International LLC
By:
Name:
Title:

Executive

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EXHIBIT A
SEPARATION AND GENERAL RELEASE AGREEMENT
This agreement ("Agreement"), which is an Exhibit to your Employment Agreement with the Company dated as of October 13, 2017 (your "Employment Agreement"), confirms the terms of the separation of Gregory S. Nixon ("you" or "your") with an address at [employee's address], employment with DynCorp International LLC with an address at 1700 Old Meadow Road, McLean, VA 22102 (the "Company"), including the severance payment described below in section 4 that you will receive if you (a) sign and return this Agreement to the Company (Attn: [Insert Name]) by not later than [Return Date - MUST be no less than 45 days from employer's receipt of release], [but not prior to the Separation Date], (b) do not revoke this Agreement during the 7-day revocation period explained in section 6 below and (c) comply with the other terms of this Agreement.
By signing and not revoking this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in section 5. Therefore, you are advised to consult with an attorney of your choice before signing this agreement.
If you choose not to sign and return this Agreement by [Return Date] or if you revoke your acceptance of this Agreement, you will not receive the severance payment described in section 4.
Any capitalized terms not otherwise defined herein shall have the meaning ascribed in the Employment Agreement.
1.Last Day of Employment. You acknowledge that the last day of your employment with the Company was [Date] ("Separation Date").
2.Final Pay. You will receive the following: (i) any earned but unpaid Base Salary through the Separation Date, (ii) any accrued but unpaid paid time off payable in accordance with applicable Company policy, (iii) any reimbursable business expenses incurred, but not yet reimbursed to you through the Separation Date, and (iv) any benefits earned or payable through the Separation Date in accordance with the terms of the Company's employee benefit plans or programs (collectively, the "Accrued Benefits"). You will receive your final pay check [(which shall be a physical check, and not made by way of direct deposit)] on the next regular pay date following the Separation Date. Your final paycheck will include payment for the Base Salary and unpaid paid time off portions of your Accrued Benefits, less applicable withholdings and deductions. You will receive this payment even if you choose not to enter into this Agreement.
3.Employee Benefits; Unemployment. Your active participation in the Company's group health insurance plan(s) will end on the last day of the month in which the Separation Date occurs. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on the Separation Date. Regardless of whether you enter into this Agreement,

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you have the right to continue the medical and/or dental insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA. To continue health insurance coverage under COBRA, you must pay the full premium cost plus the administrative fee. You will receive COBRA notices and information about your 401(k) account (if any) in separate letters. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy.
4.Severance Payment. As good consideration for your execution, delivery and non-revocation of this Agreement, the Company shall make a severance payment to you in the amount of $_____________ (less applicable withholdings and other customary payroll deductions, excluding 401(k) contributions, if any), payable in accordance with [Section 5.2 of your Employment Agreement] [Section 5.5(b) of your Employment Agreement] [Section 5.6[(a)][b)[[(c)][(d)] of your Employment Agreement] and Section 5.6(e) of your Employment Agreement. In addition, subject to your eligibility and election of continuation coverage of group health coverage pursuant to COBRA, the Company shall reimburse you for the cost of continuation coverage of group health coverage pursuant to CO BRA for eighteen (18) months; provided, that such reimbursement will cease if (x) if you receive coverage under a subsequent employer's group health plan prior to the end of such eighteen (18) month period or (y) it results in the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act or other applicable law.
5.You acknowledge that you are not otherwise entitled to the severance payment under any severance policy, plan, program, agreement, or otherwise and that the Company would not agree to provide you with this severance payment without your general release of claims and other promises in this Agreement. You also agree that this severance payment constitutes good and valuable consideration for your general release of claims and other promises in this Agreement.
6.    General Release of Claims. In exchange for the severance payment described in section 4 to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company's past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the "Released Parties") from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys' fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for

DOC ID - 26336255.29	2

discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance; provided, that nothing herein shall release the Released Parties from indemnification, hold harmless and advancement of expenses obligations under any of their governing documents, written agreement between the parties or insurance policy.
This general release of claims includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;

•
for breach of contract, whether oral, written, express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

•
for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Delaware Employment Discrimination Law, the Delaware Equal Pay Law, the Delaware Handicapped Persons Employment Practices Act, the Delaware Hazardous Chemical Information Act, the Delaware Juror Protection Act, the Delaware Military Discrimination and Leave Law, the Delaware Clean Indoor Air Act, the Delaware Polygraph Law, the Virginia Human Rights Act, the Virginia Payment of Wage Law, the Virginia Equal Pay Law, the Virginia Disability Discrimination Law, the Virginia Occupational Health and Safety Law, the Virginia Juror Protection Law, the Virginia Military Discrimination and Leave Laws, and the Virginia Polygraph Law [include other state laws, as applicable), in each case, as such laws have been or may be amended;

•	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA);

•	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options;

•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook; and

DOC ID - 26336255.29	3

•	any and all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, costs and disbursements.
You expressly acknowledge that this general release of claims incudes any and all claims arising up to and including the date you sign this agreement which you have or may have against the Released Parties, relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, whether such claims are known or unknown, suspected or unsuspected. asserted or un-asserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims.
This general release of claims does not apply to, waive or affect: any rights or claims that you may have to Accrued Benefits and any rights or claims that may arise after the date you sign this Agreement, including, without limitation, any such rights or claims with respect to the Equity Award; any claim for workers' compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers' compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; any rights or claims that do not arise from or relate to your employment by the Company or the termination of that employment; any rights or claims that you may have related to the enforcement of this Agreement; any rights that you may have to indemnification or advancement of expenses under (i) the certificate of incorporation or by-laws, operating agreement or comparable document of the Company or any affiliate of the Company, (ii) your Employment Agreement or any other agreement you have with the Company or any affiliate of the Company, (iii) applicable law, or (iv) any insurance policy maintained by the Company or any affiliate of the Company; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the "Excluded Claims"). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in section 13 below.
7.Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in section 5 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), arising up to and including the date that you sign this agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

•	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;

•	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;

•	you should fully consider this Agreement before signing it;

DOC ID - 26336255.29	4

•	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;

•
you have at least twenty-one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the 21-day or more period as you wish before deciding whether or not to sign this Agreement;

•
if you do not sign and return this Agreement within the required time period, then the Company's offer to provide you with the severance payment described in section 4 above, will automatically terminate;

•
at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company (Attn: [Insert Name]) within the 7-day period;

•	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;

•
if you exercise your right to revoke this Agreement (including, without limitation, the Company's offer to provide you with the severance payment described in section 4 and your release of claims in section 5 above), will not be enforceable; and

•	if you do not revoke your acceptance of this Agreement, the 8th day following the date that you sign this agreement will be the effective date.
8.No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.
9.Covenant not to Sue. Except as provided in section 13 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.
10.    Continuing Obligations. You agree to comply with your obligation under Section 6 of your Employment Agreement, to the extent such obligations apply after your termination of employment.
11.    Preserved Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

DOC ID - 26336255.29	5

(a)    your protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission ("EEOC") or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing in this Agreement (including, without limitation, the release of claims, covenant not to sue, agreement to cooperate, confidentiality and non-disparagement agreements and non-disclosure obligations in sections 5, 8, 9, 10 and 11, respectively) shall prohibit, interfere with or limit you from filing a charge with, communicating with or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal, state or local agency. However, you shall not be entitled to any relief or recovery (whether monetary or otherwise), and you hereby waive any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Agreement;
(b)your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or
(c)your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims.
12.No Other Pay or Benefits; No Right to Re-Employment. You acknowledge and agree that upon payment of the amounts described in this section 2, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up, through and including the last day of your employment. You acknowledge and agree that, except as provided hereunder, you are entitled to no other payments or benefits from the Company. You further acknowledge that you have no right to reinstatement or re-employment with the Company or any affiliate of the Company and agree that any application by you for re-employment may be rejected without explanation or liability.
13.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.
14.Applicabilitv of Sections 6, 7 and 10 of Your Employment Agreement. You and the Company agree that Sections 6, 7 and 10 of your Employment shall remain in full force and effect. You and the Company hereby waive our respective rights to trial by jury in any action concerning this agreement or any and all matters arising directly or indirectly out of this Agreement. You represent that you have consulted with counsel of your choice or have chosen voluntarily not to do so specifically with respect to this jury trial waiver.

DOC ID - 26336255.29	6

15.	Miscellaneous.
(a)    This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your obligations under any employee agreement(s) relating to intellectual property, confidential information, and non-disclosure that you have signed for the benefit of the Company remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.
(b)    This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.
(c)    The provisions of this Agreement are severable. If any provisions in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.
(d)    The Company and you shall each bear their own costs, fees (including, without limitation, attorney's fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.
(e)    The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company's right to seek enforcement of such provision in the future.
(f)    This Agreement will be governed and interpreted under the laws of the Commonwealth of Virginia, without giving effect to choice-of-law principles. The Company and you irrevocably consent to the jurisdiction of the federal and state courts in the Commonwealth of Virginia for the resolution of any disputes arising under or in respect to this Agreement.
(g)Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.
(h)The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

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16.	Opportunity to Review. You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;

•	have carefully read this Agreement and understand all of its terms;

•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;

•
have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;

•	understand that you are responsible for your own attorneys' fees and costs;

•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;

•	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;

•	you were given at least twenty-one (21) days to review this Agreement before signing it and understood that you were free to use as much or as little of the 21-day or more period as you wished or considered necessary before deciding to sign it; and

•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.
If you wish to accept this agreement, please sign, date and return it to the Company (Attn: (Insert Name]) no later than [Return Date] [same as return date above].
[SIGNATURES APPEAR ON NEXT PAGE]

DOC ID - 26336255.29	8

Agreed to and accepted on this ___ day of __________, _____.

Witness:	EMPLOYEE:

[NAME]

[ADDRESS]

Agreed to and accepted on this ___ day of __________, _____.

EMPLOYER:

DYNCORP INTERNATIONAL LLC

By:
Name:
Title:

DOC ID - 26336255.29	9